UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 4, 2005

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.23
EXHIBIT 10.24
EXHIBIT 10.25

Item 1.01 Entry into a Material Definitive Agreement.

     On February 4, 2005, Finisar Corporation and FSI International, Inc. (“FSI”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) pursuant to which Finisar agreed to purchase certain real property and improvements thereon located in the Millenium Business Park in Allen, Texas (located north of Dallas, Texas, the “Texas Property”) from FSI for a total purchase price of approximately $14.9 million. Finisar intends to relocate its Advanced Optical Products Division from its current location in Richardson, Texas, to this new facility. Under the Purchase Agreement, Finisar agreed to sublease a portion of the premises at the Texas Property to FSI for an initial term ending on August 31, 2005 at an annual base rent of approximately $250,000, with an option to extend the term of the sublease for two (2) periods of twelve (12) months each. On February 4, 2005, Finisar entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment Agreement”) with Finistar (CA-TX) Limited Partnership (“Finistar LP”) pursuant to which Finisar assigned all of its right, title and interest in the Purchase Agreement to Finistar LP.

     Simultaneously with the execution of the Assignment Agreement, Finisar entered into an agreement to convey to Finistar LP the real property and improvements thereon owned by Finisar located at 1399 Moffet Park Drive, Sunnyvale, California (the “California Property”). The Assignment Agreement and the conveyance of the California Property to Finistar LP were conditioned upon the execution and delivery of a lease agreement (the “Lease Agreement”) between Finisar and Finistar LP for the lease of the Texas Property and the California Property for an initial term of 15 years. The Lease Agreement was signed on February 4, 2005 and contains an option for Finisar to purchase, at fair market value, all or a portion of the Texas Property and the California Property from Finisar LP on the fifth anniversary of the date of the Lease Agreement. The base rent to be paid for both facilities under the Lease Agreement is initially approximately $2.95 million per annum, subject to adjustment as provided in the Lease Agreement.

     Finisar does not have any economic interest in Finistar LP or any related parties or affiliates of Finistar LP.

     The description of the transactions described herein is qualified in its entirety by reference to the terms and conditions of the agreements attached hereto as Exhibits 10.23, 10.24 and 10.25.

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On February 4, 2005, the transactions described in Item 1.01 above closed and Finisar transferred all of its right, title and interest in the California Property to Finistar LP. At the closing, Finisar received cash proceeds of approximately $12 million, which will be available for general corporate purposes. The sale of the California Property will result in an accounting charge of approximately $19.7 million due to the impairment of the value of the property, which will be reflected in Finisar’s financial results for the third quarter of Fiscal 2005, ended January 30, 2005. The increase in rent payments of approximately $2.95 million under the Lease Agreement will be partially offset over time by lower depreciation expenses as a result of the sale of the California Property and the elimination of rent currently being paid for a facility in Richardson, Texas. Additional information concerning the impact of the transactions on Finisar’s financial condition will be provided in Finisar’s financial results for the third quarter of Fiscal 2005, which are scheduled to be announced on March 3, 2005.

Item 9.01 Financial Statements and Exhibits.

     (c)     Exhibits.

Exhibit No.	Description

10.23	Purchase Agreement dated February 4, 2005 by and between Finisar Corporation and FSI International, Inc.

10.24	Assignment and Assumption of Purchase and Sale Agreement dated February 4, 2005 by and between Finisar Corporation and Finistar (CA-TX) Limited Partnership.

10.25	Lease Agreement dated February 4, 2005 by and between Finisar Corporation and Finistar (CA-TX) Limited Partnership, including Exhibit D (Basic Rent Payments).

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

10.23	Purchase Agreement dated February 4, 2005 by and between Finisar Corporation and FSI International, Inc.

10.24	Assignment and Assumption of Purchase and Sale Agreement dated February 4, 2005 by and between Finisar Corporation and Finistar (CA-TX) Limited Partnership.

10.25	Lease Agreement dated February 4, 2005 by and between Finisar Corporation and Finistar (CA-TX) Limited Partnership, including Exhibit D (Basic Rent Payments).

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